UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2005

_______________________

CPI HOLDCO, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-11386-04	75-3142681
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

811 Hansen Way
Palo Alto, California	94303-1110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 846-2900

N/A
(Former name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On April 22, 2005, Jeffrey P. Hughes was elected to the board of directors of each of CPI Holdco, Inc. (“Holdco”) and Communications & Power Industries, Inc. (“CPI”), a wholly owned subsidiary of Holdco. Mr. Hughes was also appointed to the Audit Committee of each of Holdco and CPI on April 22, 2005. Mr. Hughes is a Vice Chairman of The Cypress Group L.L.C. (“Cypress”), a New York-based private equity firm. There are no arrangements or understandings between Mr. Hughes and any other person pursuant to which he was selected as a director of Holdco and CPI.

     In January 2004, in connection with the acquisition of CPI by Holdco (which is owned by affiliates of Cypress), Holdco entered into a transaction fee agreement with Cypress relating to certain structuring and advisory services that Cypress provided to Holdco. Under the transaction fee arrangement, the aggregate transaction and advisory fees were $2.5 million, and such fees were paid upon the consummation of the acquisition. In addition, Holdco agreed to indemnify Cypress and its affiliates, directors, officers and representatives for losses relating to the services contemplated by the transaction fee agreement and the engagement of Cypress pursuant to, and the performance by it of the services contemplated by, the transaction fee agreement.

     In addition, Holdco entered into a registration rights agreement with affiliates of Cypress on January 23, 2004, pursuant to which such affiliates have customary demand and piggyback registration rights. Under the terms of the registration rights agreement, and in connection with any offering of registrable securities, Holdco agreed to indemnify such affiliates of Cypress, and their respective officers, directors, employees, agents and controlling persons, against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

SIGNATURE

     Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI HOLDCO, INC. (Registrant)
Date: April 26, 2005	By:	/s/ Joel A. Littman
Joel A. Littman
Chief Financial Officer, Treasurer and Secretary